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                                                               EXHIBIT 10.20

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT, effective as of the 4th day of July
2003, ("Effective Date") is between and among Orbitz, Inc., a Delaware corporation and Orbitz, LLC, a Delaware limited liability company, (together, the "Company"), and Jeffrey Katz, the undersigned executive (the "Executive") and replaces the Executive's previous Employment Agreement, dated July 6, 2000, in its entirety.

                                    RECITAL

     The Company desires to continue to retain the services of Executive, and Executive desires to continue to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:


     1. EMPLOYMENT.

          (a) DUTIES. The Company agrees to continue to employ the Executive as President and Chief Executive Officer, and the Executive agrees to perform such reasonable responsibilities and duties as may be required of him by the Company consistent with that position. Executive's term of employment with the Company shall be renewed effective the Effective Date ("Employment Renewal Date"). Executive shall report directly to the Board of Managers of Orbitz, LLC (the "Board of Managers") and the Board of Directors of Orbitz, Inc. (either the "Board" or the "Board of Directors"), as applicable.

          (b) TERM OF EMPLOYMENT. Executive's employment with the Company pursuant to this Agreement shall be renewed on the Employment Renewal Date and shall continue for a period of four (4) years (the "Employment Term") unless terminated earlier by either party. This Agreement (and the Employment Term) thereafter shall automatically be extended for an additional successive four-year period as of the fourth anniversary of the Employment Renewal Date and as of the last day of each successive four-year period of time thereafter that this Agreement is in effect (each of which shall be the "Employment Term"); provided, however, that if, prior to the date which is six months before the last day of any such Employment Term, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the Employment Term during which such notice is given (subject to earlier termination as described in Section 3(g)). Such termination by either party shall be governed by Section 3 hereof.

          (c) BOARD MEMBERSHIP. During the Employment Term, and subject to the last sentence of this Section 1(c), the Company agrees to use its best efforts to cause the Executive to be nominated (and re-nominated) as a member of the Board of Directors of Orbitz, Inc. and to cause the Board of Directors to appoint Executive as Chairman of the Board during the

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Employment Term and, subject to continued election as a Board member of Orbitz,
Inc. by the Company's stockholders, Executive shall remain Chairman of the Board during the period of his employment with the Company. It is understood and agreed that the position of Chairman of the Board and Chief Executive Officer will only be separated if, in the judgment of the Board of Directors, the then best and pervasive corporate governance practices at other publicly held companies make such action advisable, and the Chairman of the Board is a non-executive (i.e., non-employee) position.

          (d) OBLIGATIONS. During the Executive's employment with the Company, Executive shall devote his full business efforts and time to the Company. Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board during his employment with the Company; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization, upon which Executive currently serves, without the approval of the Board.

     2. COMPENSATION AND BENEFITS.

          (a) BASE COMPENSATION. The Company shall pay the Executive as compensation for his services an annual base salary of $500,000. Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Board may, in its sole discretion, approve from time to time, is referred to in this Agreement as "Base Compensation."

          (b) BONUS. Executive shall be eligible for an annual target bonus based upon 100% of his Base Compensation (the "Target Bonus"), with a maximum bonus payout of 200% of Executive's Base Compensation, earned upon attainment of performance goals as determined by the Board after consultation with Executive. Executive's bonus shall be paid within ninety (90) days of the end of the Company's fiscal year subject to Executive being employed at the end of such fiscal year.

          (c) EXECUTIVE BENEFITS. Executive shall be eligible to participate in each Executive benefit plan, arrangement, fringe benefit or perquisite, which is currently available or which becomes available, with the adoption or maintenance of such plans or arrangements to be in the discretion of the Company, on terms which are at least as favorable as that enjoyed by any other officer of the Company subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determination of any committee administering such plan or arrangement. Notwithstanding the foregoing, the Company shall provide tax and financial planning services for the Executive. Executive shall also receive an Airline Industry Executive Travel Card for use while he is employed by the Company for as long as one or more of American Airlines, Inc. Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and UAL Loyalty Services, Inc. (United Airlines) (collectively the "Airlines") own a majority of the outstanding capital stock of Orbitz, Inc.

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          (d) STOCK GRANT.

               (i) GRANT UPON RENEWAL OF CONTRACT. Executive shall, on the Employment Renewal Date, receive a grant of 200,000 shares of the Restricted Stock of Orbitz, Inc., (pursuant to and as defined in the Amended and Restated Orbitz, Inc. 2002 Stock Plan (the "2002 Stock Plan") (the "Stock Grant") in the form attached as Exhibit A. This Stock Grant shall vest as follows:

                    (A) One-fourth (1/4) of the shares of said Restricted Stock shall vest upon the earlier of (i) the closing of the initial public offering of the Common Stock of Orbitz, Inc. (the "IPO") and (ii) the first anniversary of the date of the Stock Grant;

                    (B) One-fourth (1/4) of the shares of said Restricted Stock shall vest upon the earlier of (i) the date the Average Market Price exceeds 1.15 times the IPO initial offering price per share to the public (the "IPO Price") and (ii) the second anniversary of the date of the Stock Grant;

                    (C) One-fourth (1/4) of the shares of said Restricted Stock shall vest upon the earlier of (i) the date when the Average Market Price exceeds 1.25 times the IPO Price and (ii) the third anniversary of the date of the Stock Grant; and,

                    (D) One-fourth (1/4) of the shares of said Restricted Stock shall vest upon the earlier of (i) the date the Average Market Price exceeds 1.50 times the IPO Price and (ii) the fourth anniversary of the date of the Stock Grant;

               (ii) For each of the vesting events above that relate to the Average Market Price, but not the vesting events that relate to passage of time, no accelerated vesting shall occur unless the fully diluted market valuation of Orbitz, Inc., at the IPO Price, (i.e., the product of (A) the sum of the total number of shares of the Common Stock of Orbitz, Inc. outstanding immediately prior to the IPO (including restricted stock) PLUS the number of shares of Common Stock of Orbitz, Inc. subject to outstanding stock options held by employees (plus any warrants to purchase Common Stock of Orbitz, Inc. held by any person) immediately prior to the IPO TIMES (B) the IPO Price) is at least $1.25 billion (the "Minimum Initial Market Valuation"). The "Average Market Price" on any day is the average closing price of a share of the Common Stock of Orbitz, Inc. on the principal stock exchange (or NASDAQ market) on which the shares are traded for the 20 consecutive trading days ending on such measurement date, subject to adjustment, together with adjustment of the IPO Price, for events that result in an adjustment to awards and in the manner provided in the 2002 Stock Plan.

          (e) BONUS STOCK GRANT. If the Average Market Price exceeds 2 times the IPO Price (subject to the Minimum Initial Market Valuation) on any day on or before July 6, 2006, then a bonus award of 100,000 shares of Restricted Stock (the "Bonus Stock Grant") will be granted to Executive on the first date the Average Market Price exceeds 2 times the IPO Price.

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The Bonus Stock Grant will vest monthly at the rate of 16 and 2/3% of the grant shares beginning on the last day of each month over the 6 month period following the date of the grant.

          (f) PREVIOUS STOCK GRANT. Executive previously received 250,000 shares of the Common Stock of Orbitz, Inc. (the "Prior Stock Grant"). The Prior Stock Grant shall have fully vested on or before the Employment Renewal date. Any one of the following events shall constitute the "Trigger Day," as Executive (or his legal representative in the event of Executive's death or disability) shall elect: (i) any of the first four anniversary dates of the Employment Renewal Date, provided Executive is then still employed by Orbitz (beginning with the first anniversary, July 6, 2004, and ending with the day before the last anniversary, July 5, 2007); (ii) 30 days after the closing of the IPO, provided Executive is still employed by Orbitz on the date of the IPO; or (iii) resignation by Executive or termination of Executive's employment by the Company, for any reason, or Executive's death. In no event will the Trigger Day be later than July 5, 2007. On the elected Trigger Day, if the Average Market Price, as defined in Section 2(d)(ii) above (or if the Common Stock of Orbitz, Inc. is not then publicly traded, then if the Fair Market Value per share of the Common Stock of Orbitz, Inc. as has been most recently determined by the Board for purposes of the 2002 Stock Plan) is less than $10, then the Company shall pay Executive an amount in cash equal to the product of (i) $10 minus such Average Market Price (or minus the Fair Market Value per share, as applicable) times (ii) 250,000. The foregoing price and number of shares shall be subject to adjustment for events that result in an adjustment to awards and in the manner provided in the 2002 Stock Plan. The Executive must elect whether he will receive such payment within thirty (30) days after the applicable Trigger Day after which the right to receive such payment with respect to such Trigger Day shall expire (and Executive's right to elect the final Trigger Day shall expire on August 4, 2007 if he was employed by the Company on July 5, 2007). For the avoidance of doubt, this Section 2(f) shall control over any inconsistency with the restricted stock agreement for the Prior Stock Grant.

          (g) TAX ELECTION. With regard to the Stock Grant and the Bonus Stock Grant (if granted), the choice whether or not to make an election pursuant to
Section 83(b) of the U.S. Internal Revenue Code of 1986, as amended from time to time (the "Code") shall rest with the Executive. The Company shall cooperate with Executive with respect to Executive's filing of the Section 83(b) election.

          (h) EXPENSE REIMBURSEMENT. The Company shall reimburse Executive for all reasonable expenses incurred on behalf of the Company in accordance with the Company's policies and procedures for such reimbursements, as they may exist from time to time.

          (i) CHICAGO RESIDENCE. For so long as (i) Executive remains employed by the Company, and (ii) Executive's immediate family resides outside of Illinois, the Company shall lease an apartment in the Chicago, Illinois metropolitan area for use by Executive, which lease payment shall not exceed $3,000 per month.

     3. SEVERANCE PAYMENTS.

          (a) PAYMENTS UPON TERMINATION. If the Executive's employment terminates as

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a result of an Involuntary Termination and the Executive signs a Release of
Claims, then the Company shall pay to Executive two times the sum of (i) Executive's Base Compensation and (ii) the Target Bonus. Such amount shall be paid in equal semi-monthly installments on the 15th and the last day of each calendar month, commencing on the date of Executive's termination of employment and terminating on the second anniversary of such termination date (the "Severance Period"). Notwithstanding the foregoing, in the event Executive breaches Section 7 of this Agreement, as of the date the Company's notice is given to Executive of Executive's breach of Section 7, all payments under this
Section 3 (except for any payments under Section 3(e) other than unpaid pro rata bonus, if applicable) shall cease, and the Severance Period shall end.

          (b) HEALTH BENEFITS. If Executive receives severance pursuant to
Section 3(a), then the Company shall reimburse the Executive for the same level of health coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive's termination of employment; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to reimburse Executive for continuation coverage until the earlier of (i) the end of the Severance Period, or (ii) the date upon which Executive obtains substantially equivalent coverage from other sources.

          (c) STOCK OPTIONS. In the event Executive is entitled to severance benefits pursuant to Section 3(a), Executive shall vest in and be entitled to exercise all his then outstanding stock options as to the same number of shares which would have become vested and exercisable if the Executive had remained employed with the Company an additional six months (in addition to the portion of such Options which were vested and exercisable as of the date of termination). In all other respects, Executive's stock options shall remain subject to the Orbitz, Inc. 2000 Stock Plan (the "2000 Stock Plan") and the 2002 Stock Plan, as applicable.

          (d) STOCK GRANT. In the event Executive is entitled to severance benefits pursuant to Section 3(a), then Executive shall vest in full in the Stock Grant and the Bonus Stock Grant (if previously granted).

          (e) MISCELLANEOUS. In addition, upon a termination of Executive's employment, (i) the Company shall pay the Executive: (A) any unpaid Base Compensation due for periods prior to the date of Executive's termination,
(B) any earned and unpaid bonus for the fiscal year prior to the fiscal year of Executive's termination, and (C) in the case of an Involuntary Termination or the termination of Executive's employment due to death or disability, a pro rata portion of Executive's actual bonus earned for the portion of the fiscal year in which such termination occurs through the date of termination, if and when such bonuses are payable to other senior executives of the Company ("pro rata bonus"); provided, no such pro rata bonus shall be payable to Executive upon a termination by the Company for Cause; (ii) the Company shall pay the Executive all of the Executive's accrued and unused vacation through the date of Executive's termination; and (iii) following submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive in connection with the business of the Company prior to

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termination. Any payments described above, other than any pro rata bonus payable as provided for above for the year of termination, shall be made promptly upon termination and within the period of time mandated by applicable law.

          (f) TERMINATION FOR CAUSE. If the Executive's employment is terminated by the Company for Cause, the Executive shall not be entitled to receive severance payments or other benefits under this Section 3, except for his unpaid accrued Base Compensation and accrued and unused vacation. Executive's stock options, the Stock Grant, the Bonus Stock Grant (if previously granted), and any other Restricted Stock shall only be vested to the extent they were vested on the date of such termination.

          (g) VOLUNTARY RESIGNATION. If the Executive's employment terminates by reason of Executive's voluntary resignation (including a resignation and notice by the Executive of non-renewal of the Employment Term pursuant to Section 1(b) above) which is not treated as an Involuntary Termination, the Executive shall not be entitled to receive severance payments or other benefits under this
Section 3 except those specified under Section 3(e). The Company, at its election, may treat such resignation as effective immediately upon receipt. Executive's stock options, the Stock Grant, the Bonus Stock Grant (if previously granted), and any other Restricted Stock awards granted pursuant to the 2002 Stock Plan or the 2000 Stock Plan shall only be vested to the extent they were vested on the date of such termination.

          (h) DEATH OR DISABILITY. If the Executive's employment terminates as a result of his death or Disability, neither the Executive nor, in the case of death, Executive's beneficiary or estate, shall be entitled to any compensation, severance payments, or any other benefits under this Section except as required by law and as specified under Section 3(e). Executive's stock options, the Stock Grant and the Bonus Stock Grant (if previously granted) and any other Restricted Stock shall only be vested to the extent they were vested on the date of such termination. Any life insurance or disability benefits otherwise payable, shall be paid consistent with the Company's then-established policies or applicable life insurance or disability insurance contract. In the case of Executive's death, Executive's beneficiary or estate shall be entitled to exercise Executive's stock options, the Stock Grant and the Bonus Stock Grant (if previously granted) and any other Restricted Stock to the extent they are then vested and exercisable in accordance with the terms of the respective Restricted Stock Agreements or stock option agreements.

          (i) MITIGATION. Executive shall not be required to mitigate damages or the amount of any payment provided for under Sections 3 or 4 of this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided herein, the receipt of any benefit provided for under Sections 3 or 4 of this Agreement shall not be reduced by any benefit received by Executive as a result of employment by another employer or by retirement after termination of Executive's employment with the Company.

     4. CHANGE OF CONTROL PROVISION.

          If upon a Change of Control Executive is not offered the position of Chairman and Chief Executive Officer of the combined corporation (or other business organization)

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resulting from such Change of Control, then Executive shall be entitled to the following (i) the Stock Grant and the Bonus Stock Grant (if previously granted) and any other Restricted Stock owned by the Executive, shall be fully vested as of the date of such Change of Control, (ii) Executive's stock options (to the extent outstanding as of the Change of Control) shall become fully vested as of the date of such Change of Control and each of the foregoing shall be exercisable for such period of time as provided for in the respective Restricted Stock agreements or stock option agreements.

     5. OTHER AGREEMENTS AND NOTICES.

          (a) CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT. Executive reaffirms his obligations set forth in the Company's standard Confidential Information and Invention Assignment Agreement which Executive previously executed. However, to the extent there is any conflict with the provisions of this Employment Agreement, Executive agrees that this Employment Agreement shall supersede the conflicting provisions of the Confidential Information and Invention Assignment Agreement.

          (b) INDEMNITY AGREEMENT. As soon as practicable after the Employment Renewal Date, the Company and Executive shall execute an Officer and Director Indemnity Agreement. Until such time, Executive shall be indemnified to the maximum extent provided under the articles of incorporation of Orbitz, Inc., articles of organization of Orbitz, LLC, the by-laws of the Company and applicable law, and shall be covered for directors and officers liability insurance to the same extent as senior officers and directors of the Company, which rights shall survive a termination of this Agreement.

          (c) ILLINOIS EMPLOYEE PATENT ACT NOTICE. Executive acknowledges and will execute the Illinois Employee Patent Act Notice, which shall be in the form attached hereto as Exhibit C, on or before the date of his Execution of this Employment Agreement.


     6. DEFINITIONS. As used herein, the terms have the following meanings:

          (a) CAUSE. "Cause" means the Executive's termination only upon: (i) the Executive's willful failure to substantially perform his material duties (other than as a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment) for a period of ninety (90) days after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (ii) a material and willful violation of a federal or state law or regulation applicable to the business of the Company, or (iii) a willful act by the Executive that constitutes gross misconduct and that is injurious to the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interests. The Company may not terminate the Executive's employment for Cause unless: (x) a determination that Cause exists is made and approved by the Company's Board of Directors (excluding Executive), (y) the Executive is given at least 72 hours prior

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written notice of the Board meeting called to make such determination, and (z)
the Executive is given the opportunity to address such meeting prior to a vote of the Board

          (b) CHANGE OF CONTROL.

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

               (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, any person who acquired securities of the Company prior to the occurrence of a merger or consolidation in contemplation of such transaction, and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving entity immediately following such transaction shall not be included in the group of shareholders of the Company immediately prior to such transaction; or

               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company's assets.

          (c) CONSTRUCTIVE TERMINATION. "Constructive Termination" means the Executive terminates his employment with the Company as a result of one or more of the following events (unless, in the case of (ii) below, such event(s) applies generally to all officers of the Company): (i) a reduction in the Executive's Base Compensation; (ii) without the Executive's express written consent, a material reduction by the Company in the kind or level of Executive benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefit package is significantly reduced; (iii) without the Executive's express written consent, the Company fails to retain the Executive as its President and Chief Executive Officer; (iv) the Company substantially reduces Executive's authority or

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responsibility as President and Chief Executive Officer; (v) Executive is
removed or is not re-elected as a member of the Board of Directors of Orbitz, Inc.; (vi) a successor fails to assume the obligations of the Company under this Agreement; and (vii) notice by the Company to Executive of the non-renewal of the Employment Term pursuant to Section 1(b) above.

          (d) DISABILITY. "Disability" means a mental or physical impairment which prevents Executive from performing the responsibilities and duties of his position to the satisfaction of the Board for a period of at least ninety (90) days.

          (e) INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean: (i) termination by the Company of Executive's employment with the Company for any reason other than Cause, death, or Disability or (ii) a Constructive Termination.

          (f) RELEASE OF CLAIMS. "Release of Claims" shall mean a waiver by Executive, substantially in the form attached hereto as Exhibit B, of all employment related obligations of and claims and causes of actions against the Company, except for any of the Company's obligations under this Agreement, especially Sections 3 and 4.

          (g) UNDEFINED TERMS. Terms not defined herein shall have the meanings given to such terms in the 2002 Stock Plan, as in effect on the date hereof.

     7. COVENANTS NOT TO SOLICIT AND NOT TO COMPETE.

          (a) For a period beginning on the Effective Date and ending on the longer of (i) twelve (12) months following the date upon which Executive's employment with the Company terminates, or (ii) the end of the Severance Period, the Executive, directly or indirectly, whether as owner, sole proprietor, partner, shareholder, director, member, consultant, agent, founder, co-venturer or otherwise, shall: (i) not engage, participate or invest in any business activity anywhere in the world which develops, manufactures or markets products or performs services which are competitive with the products or services of the Company at the time of the Executive's termination, or products or services which the Company has under development or for which are the subject of active planning at the time of the Executive's termination; provided, however, that the Executive, may own as a passive investor, publicly-traded securities of any corporation which competes with the business of the Company so long as such securities do not, in the aggregate, constitute more than 3% of any class of outstanding securities of such corporations; (ii) refrain from hiring or attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company or its resellers or distributors and (iii) refrain from directly or indirectly soliciting competitive business from any of the Company's customers and users, resellers or distributors on behalf of any business which competes the Company.

          (b) The Executive understands that the restrictions set forth in this Section 7 are intended to protect the Company's interest in its "proprietary information" (as defined in the Proprietary Information Agreement attached hereto as Exhibit B) and establish customer

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relationships in good will, and agrees that such restrictions are reasonable and appropriate for this purpose.

          (c) The Executive agrees that it would be difficult to measure any damages caused by the Company which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Section 7, the Company shall be entitled, in addition all other remedies that it may have, to injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. In addition, if Executive breaches the promises set forth in this
Section 7, upon or after a termination of employment pursuant to Section 3(a), the Company shall (i) cease all payments pursuant to Section 3(a), (ii) terminate all benefits pursuant to Section 3(b) and (iii) all outstanding options shall terminate.

     8. PRIOR AGREEMENTS. Executive represents that Executive has not entered into any agreements, understandings, or arrangements with any person or entity which would be breached by Executive as a result of, or that would in any way preclude or prohibit Executive from entering into this Agreement with the Company or performing any of the duties and responsibilities provided for in this Agreement.

     9. NOTICES. Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally or by facsimile, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service or
(iii) three (3) days after mailing, if mailed by first-class mail, postage prepaid, to the following addresses:

          If to the Executive, at the address set forth below the Executive's signature at the end hereof.

          If to the Company:

          Orbitz
          200 South Wacker Drive, Suite 1900
          Chicago, IL 60606
          ATTN: Vice-President, Human Resources

          or to such other address as any party hereto may designate by notice given as herein provided.

     10. GOVERNING LAW. This Employment Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws, and not the choice of law rules of, Delaware.

     11. AMENDMENTS. This Employment Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

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     12. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     13. SUCCESSORS.

          (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) EXECUTIVE'S SUCCESSORS. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees or legatees.

     14. ENTIRE AGREEMENT. This Agreement, the 2000 Stock Plan, the 2002 Stock Plan, the stock option agreements and Restricted Stock agreements for Executive's outstanding stock options and Restricted Stock, the Restricted Stock agreements for the Stock Grant and the Bonus Stock Grant, the Confidential Information and Invention Assignment Agreement, and any other documents prepared pursuant to this Employment Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersede and replace all prior agreements or understandings relating to the subject matter hereof, including, without limitation, Executive's prior employment agreement dated July 6, 2000, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof. In the event of a conflict between the terms of this Agreement and any document incorporated herein, the terms of this Agreement shall prevail. In the case of conflict between the terms of this Employment Agreement or the foregoing agreements (the "Terms") and the provisions of any plan, policy, or practice of the Company as is in effect from time to time (the "Provisions"), Executive's rights or the Company's obligations shall be controlled by this Employment Agreement.

     15. ARBITRATION AND EQUITABLE RELIEF.

          (a) Except as provided in Section 15(d) below, the Company and Executive agree that any dispute or controversy arising out of, relating to, or in connection with this Employment Agreement, the 2000 Stock Plan, the 2002 Stock Plan, Executive's stock option agreements and Restricted Stock agreements, the Confidential Information and Invention Assignment Agreement or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

          (b) The arbitrator[s] shall apply Delaware law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

          (c) The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, and shall separately pay its counsel fees and expenses unless otherwise required by law or determined by the arbitrator.

          (d) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

          (e) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, EXCEPT AS PROVIDED IN SECTION 15(d), TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE 2000 STOCK PLAN, THE 2002 STOCK PLAN, EXECUTIVE'S STOCK OPTION AGREEMENTS AND RESTRICTED STOCK AGREEMENTS, CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED

     TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, ET SEQ.;

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     16. RIGHT TO ADVICE OF COUNSEL. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain the advice of legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement and the tax consequences thereof, and is knowingly and voluntarily entering into this Agreement. The Company shall pay Executive's legal fees and reasonable costs incurred in connection with the review and negotiation of this Amended and Restated Employment Agreement; provided that, such payments shall not exceed a total of $25,000, including all fees and expenses.

     17. WITHHOLDING. The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

     18. COUNTERPARTS. This Employment Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     19. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

                                  [End of Page]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement.



                                       ORBITZ, INC.



                                       By:  /s/ JOHN J. PARK
                                       ------------------------------------


                                       ORBITZ, LLC.



                                       By:  /s/ JOHN J. PARK
                                       -----------------------------------


                                       EXECUTIVE:

                                       Jeffrey Katz



                                       /s/ J.G. KATZ
                                       ----------------------------------
                                       (Signature)


                                       ----------------------------------


                                       ----------------------------------
                                       Address

                                    EXHIBIT A

                           RESTRICTED STOCK AGREEMENT

     THIS RESTRICTED STOCK AGREEMENT (this "Agreement") dated as of July 6, 2003, is between Orbitz, Inc., a Delaware corporation ("Company") having an address at 200 S. Wacker Drive, Suite 1900, Chicago, IL 60657 and Jeffrey G. Katz ("Employee") having an address set forth on the signature page hereof, relating to the award of shares of Company's Class C common stock ("Stock") to Employee pursuant to the Restricted Stock Awards provisions of Company's 2002 Stock Plan (as such may be amended from time to time, the "Plan"). Capitalized terms used in this Agreement without definition shall have the meaning ascribed to such terms in the Plan.

     1. ISSUANCE OF RESTRICTED SHARES. Company hereby awards to Employee 200,000 shares of Stock (the "Restricted Shares") as provided for in Section 2(d) of the Employment Agreement.

     2. LAPSE OF RESTRICTIONS. Restricted Shares shall cease to be subject to the restrictions described herein, (shares no longer subject to such restrictions being referred to herein as "Unrestricted Shares") as of the date set forth below according to the percentage set forth opposite such date, unless vesting occurs earlier, as provided for in Section 2(d) of the Employment
Agreement:


                DATE                               CUMULATIVE PERCENTAGE UNRESTRICTED

                July 6, 2004                         25%
                July 6, 2005                         50%
                July 6, 2006                         75%
                July 6, 2007                        100%


     For purposes of this Agreement, the term "vesting" shall have the effect of converting Restricted Shares into Unrestricted Shares.

     In the event that Employee ceases to be a Service Provider before all of the shares of Stock granted hereunder cease to be Restricted Shares, Employee shall, upon the date of such termination forfeit or the restrictions shall lapse as to that number of shares of Stock which constitute the Restricted Shares as provided under Employee's Amended and Restated Employment Agreement dated as of July 6, 2003 ("Employment Agreement"). Upon such forfeiture the Company shall become the legal and beneficial owner of the Restricted Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Restricted Shares being forfeited by Employee. Upon a lapse of restrictions under this
Section 2, the shares shall become Unrestricted Shares.

     3. RESTRICTION ON TRANSFER. Restricted Shares (and any interest therein) may never be directly or indirectly transferred, pledged, hypothecated, or otherwise disposed of while they remain Restricted Shares. Prior to the closing of an initial public offering with respect to shares of Stock ("IPO") registered under the Securities Act of 1933, as amended (the "Securities Act"), neither Unrestricted Shares nor any interest therein my be transferred, pledged, hypothecated, or otherwise disposed of. Following the consummation of an IPO, any Unrestricted Shares shall be freely transferable subject only to the restrictions set forth in Sections 6 and 8 hereof.

     4. REPURCHASE. In the event that Employee ceases to be a Service Provider for any or no reason (including death or disability) at any time prior to the consummation of an IPO, any then Unrestricted Shares shall be subject to a right (but not an obligation) of repurchase by Company. Company's right of repurchase with respect to Unrestricted Shares shall be exercisable, during the sixty (60) day period immediately following the Termination Date, by delivery of written notice to Employee (which notice shall set forth a date, within thirty (30) days of the date of the notice, on which the repurchase is to be effected). Company's right of repurchase with respect to Unrestricted Shares shall lapse upon the consummation of an IPO or upon expiration of the above referenced sixty (60) day period. If Company exercises its right of repurchase with respect to Unrestricted Shares it shall pay Employee, at closing, an amount equal to the Fair Market Value (as of the Termination Date) per share or, in the event that Employee's employment with the Company is terminated by the Company for "Cause" (as defined in Employee's Employment Agreement), the par value per share. At the closing of any repurchase, Employee shall deliver to Company stock certificates duly endorsed for transfer, or accompanied by duly executed stock powers, representing all of the Stock being sold, free and clear of all claims, liens, or encumbrances from any third parties together with such other documentation as Company's legal counsel may reasonably require.

     5. ESCROW. The Company may, in its discretion, reflect ownership of Restricted Shares (and Unrestricted Shares) through the issuance of stock certificates, or in book-entry form, without stock certificates, on its books and records. If the Company elects to issue certificates, such certificates for Restricted Shares shall be deposited in escrow, together with stock powers duly executed in blank by Employee, with the corporate secretary of Company to be held in accordance with the provisions hereof. Restricted Shares shall be: (i) released to Company upon forfeiture as described in Section 2 above; (ii) release for transfer and assignment to Company upon Company's exercise of its right of repurchase described in Section 4 above; or (ii) released to Employee, upon Employee's request, to the extent the shares of Stock are no longer Restricted Shares.

     6. ADDITIONAL RESTRICTIONS ON TRANSFER OF STOCK. The certificates representing shares of Stock granted hereunder will bear a legend which states, and Employee agrees to, the following:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF A REGISTRATION STATEMENT WHICH IS EFFECTIVE UNDER THOSE ACTS AS TO SUCH SECURITIES OR AN OPINION, IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION AND GIVEN BY COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS, ADDITIONAL RESTRICTIONS ON TRANSFER AND OTHER AGREEMENTS SET FORTH IN A RESTRICTED STOCK AGREEMENT (THE "AGREEMENT") BETWEEN ORBITZ, INC., A DELAWARE CORPORATION, AND __________________ DATED AS OF _____________, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICE OF THE CORPORATION. ANY TRANSFER OR PLEDGE IN CONFLICT WITH, OR IN DEROGATION OF THE AGREEMENT IS VOID AND OF NO LEGAL FORCE, EFFECT, OR VALIDITY WHATSOEVER."

     7. SECTION 83(B) ELECTION. Employee acknowledges that he may, within the thirty (30) day period after the date hereof, in his sole discretion make an election with the Internal Revenue Service under Section 83(b) of the Code. If Employee makes such election, he will promptly file a copy with the Company.

     8. EMPLOYEE'S INVESTMENT REPRESENTATIONS. Employee represents that he; (a) understands that Employee's shares of Stock have not been registered under the Securities Act, are offered pursuant to an exemption thereunder, and have not been approved or disapproved by the Securities and Exchange Commission or by any other federal or state agency; (b) is acquiring shares of Stock for his own account for investment, not on behalf or for the benefit of any other person, trust, estate, or business organization and has no intention of distributing such shares of Stock to others in violation of the Securities Act; (c) has no contract or arrangement with any person to sell or transfer to them of Employee's shares of Stock; (d) is aware of no existing circumstances which will compel him to obtain money by the sale of any shares of Stock, and has no reason to anticipate any change in such circumstances, financial or otherwise, or to anticipate any occasion or event which would cause him to assign, transfer, sell, or distribute or necessitate or require him to assign, transfer, sell, or distribute Employee's shares of Stock; (e) understands that the shares of Stock are illiquid, subject to resale restrictions imposed by the securities laws of various states and may not be sold without compliance with such laws and he may be required to hold the shares of Stock indefinitely; and (f) resides in the State of Illinois.

     9. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without regard to its conflict of laws rules.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.


                                       ORBITZ, INC.,  A DELAWARE CORPORATION



                                       By: /s/: JANE M. DENMAN
                                       ----------------------------------
                                       Jane Denman, VP of Human Resources







                                       EMPLOYEE:


                                       /s/:  JEFFREY G. KATZ
                                       ----------------------------------
                                       Name:
                                       ------------------------------
                                       Address:
                                                ---------------------

                                       ------------------------------

                                    EXHIBIT B

                          RELEASE AND WAIVER OF CLAIMS

     THIS RELEASE is made as of this ___ day of __________, ____, by Jeffrey Katz ("Executive") for the benefit of Orbitz, Inc. and Orbitz, LLC (collectively, the "Company").

     WHEREAS, Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated July 4, 2003 ("Agreement");

     WHEREAS, Executive's employment with the Company as Chief Executive Officer has terminated; and

     WHEREAS, in connection with the termination of Executive's employment, under the Agreement, Executive is entitled to certain payments and other benefits.

     NOW, THEREFORE, in consideration of the payments and other benefits due Executive under the Agreement:

     1. Executive, intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act ("ADEA") and the Older Workers Benefit Protection Act ("OWBPA"), as amended, 29 U.S.C. Section 621 et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act of 1993 ("FMLA"), 29 U.S.C. Section 2601 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys' fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

     2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

     3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

     4. Executive certifies and acknowledges as follows:

          (a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

          (b) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

          (c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

          (d) That he does not waive rights or claims that may arise after the date this Release is executed;

          (e) That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

          (f) That neither the Company, nor any of its representatives, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

     5. Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:




                                       ------------------------------
                                       Jeffrey Katz

                                    EXHIBIT C


                               NOTICE TO EXECUTIVE



     This is to notify you that pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), the provisions of your Employment Agreement regarding the assignment of your rights in discoveries and inventions to Orbitz, Inc. or Orbitz, LLC, DOES NOT APPLY to an invention for which no equipment, supplies, facilities or trade secret information of Orbitz, Inc. or Orbitz, LLC was used and which was developed entirely on your own time, unless
(a) the invention relates (i) to the business of Orbitz, Inc. or Orbitz, LLC or
(ii) to Orbitz, Inc.'s or Orbitz, LLC's actual or demonstrably anticipated research or development, or (b) the invention results from or is the product of any work performed by you for Orbitz, Inc. or Orbitz, LLC in the scope of your efforts on behalf of Orbitz, Inc. or Orbitz, LLC.







                  Acknowledged:





                  /s/ J.G. KATZ
                  --------------------------------------



                  Name: J.G. Katz
                        --------------------------------

                  Date: July 10, 2003
                        --------------------------------